Exhibit 99.1
For immediate release
Endeavour Announces Third Quarter 2011
Financial and Operational Results
Houston, November 2, 2011 — Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported adjusted EBITDA for the third quarter of 2011 was $2.4 million compared to $8.2 million in the third quarter of 2010 and $7.6 million in the second quarter of 2011. On a GAAP basis, net loss was $63.3 million for the third quarter of 2011 as compared to a net loss of $11.7 million for the same quarter in 2010. Approximately $42 million of the $63.3 million third quarter loss resulted from certain non-cash items outlined below.
Business Highlights:
•	North Sea:
o	Drilling at Bacchus is progressing on the three production wells

o	Awarded a rig contract for the Greater Rochelle project and expect to commence drilling in the spring of 2012

o	Appraisal drilling at Tudor Rose is scheduled to begin in November

o	Production interruptions at the Bittern field during August and September resulted in fewer oil liftings; full production at the field recommenced in October
•	U.S. Onshore:
o	Six new Haynesville wells brought on production during the third quarter

o	U.S. production exited the quarter at approximately 17.5 million cubic feet of gas per day (MMCF/D)

o	Four vertical test wells have been drilled in Heath Shale oil play; core and log analyses are ongoing

o	Exploration activities in Alabama operations have been discontinued
•	Financial:
o	Completed the sale of $135 million of 5.5% convertible notes due 2016

o	Incurred a one-time impairment of $29 million related to the U.S. full cost pool

o	Recorded a one-time charge of $26 million in deferred tax liability for the increase in the U.K. supplemental tax rate

o	Incurred an unrealized gain of $13 million relating to the revaluation of embedded derivatives
“This was a challenging quarter for the industry, commodities and the capital markets. Likewise, Endeavour’s results were negatively impacted by production interruptions and non-cash items related to the tax changes in the U.K. and the discontinuation of our activities in Alabama,” said William L. Transier, chairman, chief executive officer and president. “We remain focused on turning on first production at our two key projects in the North Sea — Bacchus and Greater Rochelle. In the U.S., we are evaluating the results of four vertical pilot tests in the Heath shale oil play in Montana. Until production begins at Bacchus and we see better North American natural gas prices, the Company will conserve capital for the near-term projects yielding the highest rate of return.”

Operational Update
North Sea
The drilling of the three planned production wells is underway in the Bacchus field in Block 22/06a in the Central North Sea. Based on the rate of progress drilling the production wells, first production is expected to begin early next year.
For the Greater Rochelle development, the Company has contracted for a drilling rig which is expected to arrive in the spring of 2012 to commence drilling of the two planned production wells. Endeavour is operator and holds a 44% ownership interest in the Greater Rochelle development which is comprised of Blocks 15/26b, 15/26c and 15/27.
Drilling is scheduled to commence on the Tudor Rose appraisal well, a stranded oil discovery, in November. The Company plans to test the viscosity of the oil in place and the economics of the discovery. Endeavour has a 20% working interest in the well.
Due to production interruptions at Bittern during the quarter, certain oil liftings were not completed. As of October, full oil production at the field has resumed.
U.S. Onshore
During the quarter, Endeavour brought six new wells on production in its Haynesville area. The Company currently has two additional Haynesville wells in progress to conclude the Company’s 2011 planned drilling program. Due to this activity, U.S. net daily production averaged 14.6 MMCF/D for the quarter with the third quarter exit volumes at approximately 17.5 MMCF/D.
In the Heath shale oil play, the Company and its partners have completed the drilling of four vertical pilot test wells. Core and log data are currently being evaluated to define possible horizontal re-entry target zones for next year. In the Alabama Devonian shale gas play, test results at the horizontal test well indicated it was not economical to continue investing in the play. Endeavour has discontinued further operations in the area.
The due diligence is ongoing surrounding the proposed acquisition of the SM Energy and partners Pennsylvania Marcellus leasehold, which includes approximately 50,000 net acres, three producing wells, 10 miles of pipeline and related facilities.
Financial Update
In July, Endeavour closed on its private placement of $135 million aggregate principal amount of 5.5% Convertible Senior Notes due 2016, including the full exercise by the initial purchasers of their option to purchase an additional $15 million principal amount of the Convertible Senior Notes. The conversion price of the Convertible Senior Notes is $18.51 per share.
During the third quarter, the Company recorded three non-cash entries. The first, a one-time charge of $26.0 million was to deferred taxes, relating to the increase in the U.K. supplemental tax rate from 20% to 32%. Endeavour also recorded an impairment of $29 million primarily related to U.S. full cost pool including $18 million related to our decision to discontinue activities in Alabama. The last non-cash entry for the quarter was for an unrealized gain of $13.1 million relating primarily to the revaluation of embedded derivatives in the 11 1/2% Convertible Bonds due 2016. As a result of these three items, an additional net loss of $42.0 million was incurred for the quarter.

Earnings Conference Call, Wednesday, November 2, 2011 at 9:00 a.m., Central Daylight Time, 2:00 p.m. British Time
Endeavour International will host a conference call and web cast to discuss its 2011 third quarter financial and operating results on Wednesday, November 2, 2011 at 9 a.m. Central Daylight Time, 2 p.m. British Time. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 8137527. The toll-free numbers are 888-211-0226 in the United States and 0-808-101-1402 in the United Kingdom. Other international callers should dial 913-312-1269 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at http://www.endeavourcorp.com. A replay will be available beginning at 12:20 p.m. Central Daylight Time on November 2nd through 12:20 p.m. on November 9th by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 8137527.
Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://www.endeavourcorp.com.
Additional information for investors:
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.
As of January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire. Probable reserves include those additional reserves that a company believes are as likely as not to be recovered and possible reserves include those additional reserves that are less certain to be recovered than probable reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.
For further information:
Endeavour — Investor Relations

Mike Kirksey Darcey Matthews	713.307.8788 713.307.8711

Pelham Public Relations — UK Media

Philip Dennis	+44 (0)207 861 3919
Henry Lerwill	+44(0)207 861 3169

Endeavour International Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	September 30,	December 31,
	2011	2010

Assets
Current Assets:
Cash and cash equivalents	$185,030	$99,267
Restricted cash	—	31,776
Accounts receivable	6,502	8,068
Prepaid expenses and other current assets	12,210	8,718

Total Current Assets	203,742	147,829

Property and Equipment, Net	527,149	364,677
Goodwill	211,886	211,886
Other Assets	27,326	25,895

Total Assets	$970,103	$750,287

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$71,408	$32,442
Current maturities of debt	14,850	21,600
Accrued expenses and other	26,617	22,642

Total Current Liabilities	112,875	76,684

Long-Term Debt	454,286	323,706
Deferred Taxes	117,839	77,200
Other Liabilities	43,278	64,927

Total Liabilities	728,278	542,517

Commitments and Contingencies

Series C Convertible Preferred Stock	43,703	53,152

Stockholders’ Equity	198,122	154,618

Total Liabilities and Stockholders’ Equity	$970,103	$750,287

Endeavour International Corporation
Condensed Consolidated Statement of Operations
(Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues	$10,302	$19,849	$43,459	$55,102

Cost of Operations:
Operating expenses	3,496	4,595	14,888	10,881
Depreciation, depletion and amortization	5,372	7,697	18,698	21,290
Impairment of oil and gas properties	28,793	—	28,793	7,692
General and administrative	4,863	4,237	14,525	12,873

Total Expenses	42,524	16,529	76,904	52,736

Income (Loss) From Operations	(32,222)	3,320	(33,445)	2,366

Other Income (Expense):
Derivatives:
Realized losses	—	(452)	—	(1,552)
Realized loss on early termination	—	(10,201)	—	(10,201)
Unrealized gains	13,081	6,441	11,098	11,477
Interest expense	(12,253)	(10,474)	(32,607)	(21,733)
Interest income and other	611	(2,327)	424	1,281

Total Other Income (Expense)	1,439	(17,013)	(21,085)	(20,728)

Loss Before Income Taxes	(30,783)	(13,693)	(54,530)	(18,362)

Deferred Tax Expense Related to U.K. Tax Rate Change	25,387	—	25,387	—
Other Income Tax Expense (Benefit)	7,120	(2,001)	6,433	7,916

Income Tax Expense (Benefit)	32,507	(2,001)	31,820	7,916

Net Loss	(63,290)	(11,692)	(86,350)	(26,278)
Preferred Stock Dividends	466	546	1,518	1,682

Net Loss to Common Stockholders	$(63,756)	$(12,238)	$(87,868)	$(27,960)

Net Loss per Common Share:
Basic and Diluted	$(1.63)	$(0.51)	$(2.52)	$(1.22)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	39,064	23,949	34,854	22,829

Endeavour International Corporation
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(Amounts in thousands)

	Nine Months Ended September 30,
	2011	2010

Cash Flows from Operating Activities:
Net loss	$(86,350)	$(26,278)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	18,698	21,290
Impairment of oil and gas properties	28,793	7,692
Deferred tax expense	23,052	6,195
Unrealized gains on derivatives	(11,098)	(11,477)
Amortization of non-cash compensation	2,733	2,786
Amortization of loan costs and discount	9,553	6,980
Non-cash interest expense	9,306	5,179
Other	1,839	(1,178)
Changes in operating assets and liabilities	(25,145)	20,113

Net Cash Provided by (Used in) Operating Activities	(28,619)	31,302

Cash Flows From Investing Activities:
Capital expenditures	(113,137)	(75,677)
Acquisitions	(22,898)	(39,279)
(Increase) decrease in restricted cash	31,726	(29,645)

Net Cash Used in Investing Activities	(104,309)	(144,601)

Cash Flows From Financing Activities:
(Repayments) borrowings under debt agreements	112,362	100,058
Proceeds from issuance of common stock	118,444	30,181
Dividends paid	(1,400)	(1,563)
Other financing	(10,715)	(26,137)

Net Cash Provided by Financing Activities	218,691	102,539

Net Increase (Decrease) in Cash and Cash Equivalents	85,763	(10,760)
Cash and Cash Equivalents, Beginning of Period	99,267	27,287

Cash and Cash Equivalents, End of Period	$185,030	$16,527

Endeavour International Corporation
Operating Statistics
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	49	127	274	429
United States	3	2	5	5

Total	52	129	279	434

Gas sales (MMcf):
United Kingdom	—	869	78	2,614
United States	1,329	978	3,305	1,699

Total	1,329	1,847	3,383	4,313

Oil equivalent sales (MBOE)
United Kingdom	49	272	287	864
United States	225	165	556	288

Total	274	437	843	1,152

Total BOE per day	2,972	4,755	3,089	4,222

Physical production volume (BOE per day) (1):
United Kingdom	838	2,993	1,152	3,130
United States	2,436	1,995	2,036	1,117

Total	3,274	4,988	3,188	4,247

Realized Prices (2)
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$106.57	$75.64	$108.57	$74.72
Effect of commodity derivatives	—	(3.11)	—	(7.12)

Including commodity derivatives	$106.57	$72.53	$108.57	$67.60

Gas price ($ per Mcf):
Before commodity derivatives	$3.59	$5.44	$3.88	$5.26
Effect of commodity derivatives	—	(0.03)	—	0.36

Including commodity derivatives	$3.59	$5.41	$3.88	$5.62

Equivalent oil price ($ per BOE):
Before commodity derivatives	$37.68	$45.37	$51.53	$47.81
Effect of commodity derivatives	—	(1.03)	—	(1.35)

Including commodity derivatives	$37.68	$44.34	$51.53	$46.46

(1)	We record oil revenues using the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. We use the entitlements method to account for sales of gas production.

(2)	The average sales prices include gains and losses for derivative contracts we utilize to manage price risk related to our future cash flows.

Endeavour International Corporation
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(Amounts in thousands)
As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net loss	$(63,290)	$(11,692)	$(86,350)	$(26,278)
Impairment of oil and gas properties (net of tax) (1)	28,793	—	28,793	7,692
Unrealized (gain) loss on derivatives (net of tax) (2)	(13,034)	(2,413)	(12,245)	(5,070)
Deferred tax expense related to U.K. tax rate change	25,387	—	25,387	—
Currency impact on deferred taxes	—	95	—	(51)

Net Loss as Adjusted	$(22,144)	$(14,010)	$(44,415)	$(23,707)

Net loss	$(63,290)	$(11,692)	$(86,350)	$(26,278)

Unrealized (gain) loss on derivatives	(13,081)	(6,441)	(11,098)	(11,477)
Realized loss on early termination of derivatives	—	10,201	—	10,201
Net interest expense	12,084	10,467	32,234	21,704
Depreciation, depletion and amortization	5,372	7,697	18,698	21,290
Impairment of oil and gas properties	28,793	—	28,793	7,692
Income tax expense (benefit)	32,507	(2,001)	31,820	7,916

Adjusted EBITDA	$2,385	$8,231	$14,097	$31,048

(1)	Since the impairments related to U.S. oil and gas properties, we recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.

(2)	Net of tax (benefit) expense of $(47) and $(4,029) and $1,147 and $(6,408), respectively.